EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of GlobalOptions Group, Inc. on Form S-8 (File No. 333-153097), Form S-8 (File No. 333-139368), Form S-8 (File No. 333-136458), Form S-3 (File No. 333-149020) and Post-Effective Amendment No. 1 to Form SB-2 on Form S-3 (File No. 333-145053) of our report dated March 10, 2009, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. and Subsidiaries as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, appearing in the Annual Report on Form 10-K of GlobalOptions Group, Inc. for the year ended December 31, 2008.  We also consent to the reference to our firm under the heading “Experts” in such Prospectuses.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York

March 10, 2009